Exhibit (d)

Linklaters	1345 Avenue of the Americas
New York, NY 10105
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Deutsche Bank Trust Company Americas (the “Depositary”)
60 Wall Street
New York, New York 10005
U.S.A.
June 19, 2009
Ladies and Gentlemen:
American Depositary Receipts (“ADRs”) evidencing American Depositary Shares (“ADSs”) in respect of Common Voting Shares (the “Shares”), of Alpha Bank A.E. (the “Company”)
1	We have acted as your United States counsel in connection with the execution by you and the Company of the Amended and Restated Deposit Agreement (the “Deposit Agreement”) relating to the ADRs and the ADSs. The ADSs and the ADRs that evidence the ADSs are being registered under the U.S. Securities Act of 1933 (the “Securities Act”) on a registration statement on Form F-6 (the “Registration Statement”).

2	This opinion is limited to the federal law of the United States and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other State of the United States or any other jurisdiction.

3	For the purpose of this opinion, we have examined the Deposit Agreement, such certificates and other documents, and such questions of law, as we have considered necessary or appropriate. We have assumed that the original depositary under the original deposit agreement has been validly replaced by you as Depositary prior to the execution and delivery of the Deposit Agreement, each of the Depositary and the Company has the power to execute and deliver the Deposit Agreement, the ADSs and the ADRs, and perform its obligations thereunder, that the Deposit Agreement, the ADSs and the ADRs have been duly and validly authorized, executed and delivered by the Depositary and that the Deposit Agreement constitutes a valid, legally binding and enforceable obligation of the parties thereto, that the ADSs and the ADRs
This communication is confidential and may be privileged or otherwise protected by work product immunity.
Linklaters LLP is a multinational limited liability partnership registered in England and Wales with registered number OC326345 including solicitors of the Supreme Court of England and Wales, members of the New York Bar and foreign legal consultants in New York. It is a law firm regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ, England or on www.linklaters.com.
Please refer to www.linklaters.com/regulation for important information on our regulatory position.

Linklaters
conform to the forms examined by us and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

4	In our opinion, when the Registration Statement has become effective under the Securities Act and the ADRs evidencing the ADSs have been issued by the Depositary against the deposit of the Shares in respect thereof in accordance with the provisions of the Deposit Agreement, such ADRs will be duly and validly issued, and persons in whose names such ADRs are registered shall be entitled to the rights specified therein and in the Deposit Agreement.

5	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Yours faithfully,
/s/ Linklaters LLP
Linklaters LLP